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                                                        Exhibit 99.2

[ARMCO LOGO]                                      ARMCO INC.

                                                  SPECIALTY FLAT-ROLLED STEELS

                                                  Pittsburgh, Pennsylvania

 N E W S    F R O M   A R M C O                   CONTACT:
                                                  ----------------------------

                                                        Fred O'Brien
                                                        412-255-9868

                                                        Jim Herzog
                                                        412-255-9825


                   ARMCO ANNOUNCES PLANS TO ISSUE SENIOR NOTES

     PITTSBURGH, PA, August 22, 1997 -- Armco Inc. (NYSE: AS) announced plans to issue $150 million of Senior Notes maturing in 2007. The company said the issue would be offered, in early September 1997, as a private placement pursuant to Rule 144A under the Securities Act.
     Armco said it intends to use the net proceeds from the offering of the Senior Notes to redeem or repurchase an aggregate of $100.0 million principal amount of the company's 11-3/8 percent Senior Notes due 1999 (which become subject to redemption by the company, at an initial redemption price of 102%, on October 15, 1997) and $20.0 million principal amount of its 9.20 percent Debentures due 2000 (which are subject to redemption at par at any time), and for general corporate purposes.
     The Senior Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, Armco intends to register the Senior Notes for resale promptly after completion of the offering.
     Armco Inc. is a leading domestic producer of specialty flat-rolled stainless, electrical and galvanized steels with plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio.
Armco also produces snowplows and other snow and ice control products, and standard pipe and tubular products.
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